UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  07/12/2007

Wells Real Estate Investment Trust II, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-51262

MD	20-0068852
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

6200 The Corners Parkway
Norcross, GA 30092-3365
(Address of principal executive offices, including zip code)

770-449-7800
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 8.01.    Other Events

Acquisition of the 7031 Columbia Gateway Drive Building

On July 12, 2007, Wells Real Estate Investment Trust II, Inc. (the "Registrant") purchased a five-story office building containing approximately 248,000 rentable square feet (the "7031 Columbia Gateway Drive Building") for approximately $62.1 million, exclusive of closing costs. The 7031 Columbia Gateway Drive Building is located on an approximate 14.6-acre parcel of land at 7031 Columbia Gateway Drive, Columbia, Maryland. The 7031 Columbia Gateway Drive Building was purchased from the Columbia Gateway Office Corporation (the "Seller"), which is not affiliated with the Registrant, its subsidiaries or Wells Capital, Inc. The acquisition was funded with net proceeds raised from the Registrant's ongoing public offering.

The 7031 Columbia Gateway Drive Building, which was completed in 2000, is entirely leased to Micros Systems, Inc. ("Micros"). Micros is a leading worldwide designer, manufacturer, marketer, and servicer of enterprise information solutions for the global hospitality and specialty retail industries. Micros reported a net worth, as of March 31, 2007, of approximately $533.9 million.

The Registrant does not intend to make significant renovations or improvements to the 7031 Columbia Gateway Drive Building in the near term. Management of the Registrant believes that the 7031 Columbia Gateway Drive Building is adequately insured.

Since the 7031 Columbia Gateway Drive Building is leased to a single tenant on a long-term basis under a net lease that transfers substantially all of the operating costs to the tenant, management of the Registrant believes that the financial condition and results of operations of the tenant, Micros, is more relevant to investors than financial statements of the property acquired. Such summarized financial information for Micros is attached hereto as Exhibit 99.1.

Item 9.01.    Financial Statements and Exhibits

(c)    Exhibits
       Exhibit No.    Description
       99.1          Summarized Tenant Financial Information

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Wells Real Estate Investment Trust II, Inc.

Date: July 12, 2007	By:	/s/ Douglas P. Williams
Douglas P. Williams
Executive Vice President

Exhibit Index

Exhibit No.	Description
EX-99.1	Summarized Tenant Financial Data